UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2013 (June 6, 2013)

Glimcher Realty Trust

(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2013, GRT WSP-LC Holdings LLC (“Purchaser”), an affiliate of Glimcher Realty Trust (the “Registrant”), entered into a purchase and sale agreement (the “Purchase Agreement”) with BRE/GRJV Holdings LLC (“Seller”), an affiliate of Blackstone Real Estate Partners VI (“Blackstone”), to purchase Blackstone's 60% joint venture interest in Glimcher WestShore Holdings, LLC (the "Company") for $111.8 million (the “Purchase Amount”). Glimcher Westshore, LLC, a wholly-owned subsidiary of the Company, is the sole owner and operator of WestShore Plaza (the “Property”), an enclosed regional shopping center located in Tampa, Florida. The Purchase Amount is comprised of Blackstone's pro-rata share of the $119.6 million mortgage debt (the “Loan”) encumbering the Property, which Purchaser will assume in connection with the transaction, and the cash purchase price of $40 million. With the purchase of Blackstone’s 60% interest in the Company, the Registrant will indirectly own 100% of the interests in the Company and the Property. The Loan will remain in place after the aforementioned transaction is completed and will be included with the Registrant's other long-term indebtedness for its consolidated real estate entities.

The transaction is expected to close within the next sixty (60) days and is subject to customary closing conditions, including securing all necessary third party consents and approvals for the equity transfer as well as the release of the Blackstone affiliate as guarantor under the Loan. The Purchase Agreement contains other terms, conditions, covenants, representations, and warranties from each of the respective parties that are customary and typical for a transaction of this nature. In addition to the transaction described above, a joint venture consisting of an affiliate of the Registrant and an affiliate of Blackstone have also executed certain purchase and sale agreements to sell Lloyd Center, an enclosed regional mall located in Portland, Oregon, and certain other surrounding outparcels adjacent to the center to certain unaffiliated third-parties. The aforementioned transactions were reported in a Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission (“SEC”) on June 6, 2013. A copy of the press release announcing the transactions described above is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The Registrant expects that the net impact of the transactions discussed in Item 1.01 above will not have a material impact to the Registrant’s diluted Funds From Operations (“FFO”) per common share for fiscal year 2013.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

        99.1      Press Release of the Registrant, dated June 6, 2013.

Forward Looking Statements

This Form 8-K, including the press released attached hereto as Exhibit 99.1, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Registrant to make additional investments in regional mall properties and redevelopment of properties, failure of the Registrant to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and to obtain estimated sale prices, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, the failure to achieve earnings/FFO targets, the failure to sell additional community centers, failure of the Registrant to qualify as a real estate investment trust, termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, the failure to achieve estimated sales prices and proceeds from the sale of properties, impairment charges, increases in recorded impairment charges, failure to refinance debt at favorable terms and conditions, significant costs related to environmental issues as well as other risks listed from time to time in the Registrant’s reports filed with the SEC or otherwise publicly disseminated by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: June 6, 2013	/s/ Mark E. Yale
Mark E. Yale Executive Vice President, Chief Financial Officer and Treasurer